FIRST AMENDMENT TO REVOLVING CREDIT LOAN AGREEMENT


This AMENDMENT, dated the 20th day of April, 1995 between SYMMETRICOM, INC., a California corporation, (herein referred to as the "Borrower") and COMERICA BANK-California (herein referred to as the "Bank").

WITNESSETH:

WHEREAS, the Bank and the Borrower on December 1, 1993 entered into a certain Revolving Credit Loan Agreement (the "Agreement"), a certain Revolving Credit Master Note (the "Revolving Credit Note"), a certain Guaranty, a certain Corporate Resolution Authorizing Execution of Guaranty, a certain Loan Disbursement Order, and a certain Advance & Repayment Agreement (collectively the "Loan Documents"); and

WHEREAS, the Borrower desires to borrow up to Seven Million and 00/100 Dollars ($7,000,000.00) from the Bank from time to time for the working capital needs of the Borrower; and

WHEREAS, the modifications to the Agreement and to the Revolving Credit Note contemplated hereby are in the best interest of, and will mutually benefit, the parties hereto; and

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Borrower and the Bank agree to amend the Agreement in the manner and to the extent hereinafter set forth:

1.	In Section 1.1 titled "Definitions", delete the following section:
"Termination Date".

2.	In Section 1.1 titled "Definitions", add the following section:
"'Termination Date' shall mean December 1, 1996 (or such earlier date on which the Borrower shall permanently terminate the Bank's commitment under Section
2.8.1 of this Agreement)".

3.	Replace Section 6.5 with the following:  "Maintain Tangible Net Worth.
On a consolidated basis, maintain a Tangible Net Worth for it of not less than the amount specified during the period specified below:

		(a)	$40,000,000.00 from the date of this Amendment and at all
times thereafter".

4.	Replace the first paragraph of the Revolving Credit Master Note with the following: FOR VALUE RECEIVED, the undersigned promises to pay to the order of COMERICA BANK-CALIFORNIA (the "Bank") at Pier 33 South Bulkhead, San Francisco, California, on December 1 , 1996, the principal sum or so much of the principal sum of Seven Million Dollars ($7,000,000.00) as may from time to time have been advanced and be outstanding under that certain Revolving Credit Loan Agreement dated December 1 , 1993, between the undersigned and the Bank (the "Agreement") plus all accrued but unpaid interest thereon.

IN ADDITION, in consideration of the premises and the mutual promises herein contained, the Borrower and the Bank agree to amend the Revolving Credit Note and the Loan Documents in the manner and to the extent hereinafter set forth:

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Agreement and the Revolving Credit Note to be executed and delivered by their duly authorized officers on the day and year first written above.

By:    /s/ William D. Rasdal                  	By:   /s/ J. Scott Kamsler

	William D. Rasdal		J. Scott Kamsler

Its:    	 Chief Executive Officer
	Its:    	Chief Financial Officer



		COMERICA BANK -CALIFORNIA



		By:   /s/ Greg H. Atkinson
			Greg H. Atkinson
		Its:    	Assistant Vice President